UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2007

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25137	91-1608052
(Commission File Number)	(IRS Employer Identification No.)

18400 NE Union Hill Road, Redmond, Washington	98052
(Address of Principal Executive Offices)	(Zip Code)

(425) 702-8808

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2007, Concur Technologies, Inc. (“Concur”) entered into a Credit Agreement (the “LaSalle Agreement”) with LaSalle Bank National Association (“LaSalle”) in order to prepay and terminate Concur’s existing Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with Comerica Bank (“Comerica”) and to increase the revolving loan amount available to Concur. The LaSalle Agreement provides for a revolving loan for up to $50 million and terminates on June 1, 2010, or such earlier date as provided in the LaSalle Agreement. At Concur’s option, the revolving loan bears an interest rate equal to either the greater of the Federal Funds Rate plus 0.5% and LaSalle’s publicly announced prime rate at that time, or LIBOR divided by the result of 1.00 less the Federal Reserve System’s maximum required reserve percentage for Eurocurrency funding. Concur has granted security interests in substantially all of its property as collateral for the loans under the LaSalle Agreement.

The LaSalle Agreement imposes certain limitations on Concur and its subsidiaries, including limitations on their ability to do the following in general terms: (i) engage in any business other than the businesses currently engaged in or reasonably related thereto; (ii) relocate their chief executive offices or states of incorporation or change their legal names; (iii) merge or consolidate with or into any other business organization or acquire all or substantially all of the capital stock or property of another company outside of specific allowances; (iv) transfer all or any part of their businesses or properties, other than transfers done in the ordinary course of business; (v) incur additional indebtedness; (vi) incur liens with respect to any of their properties, assets or rights; (vii) directly or indirectly acquire or own, or make any investment in, any company outside of specific allowances; (viii) directly or indirectly enter into or permit to exist any transaction with any affiliates except such transactions that are in the ordinary course of business that are done upon fair and reasonable terms that are no less favorable to them than would be obtained in an arm’s length transaction with a non-affiliated company; and (ix) engage in certain other activities if an event of default exists and continues under the LaSalle Agreement.

In addition, the LaSalle Agreement requires Concur to maintain certain debt ratios and interest coverage ratios. The foregoing description of the LaSalle Agreement does not purport to be complete and is qualified in its entirety by the provisions of the LaSalle Agreement, which is filed as an exhibit to this Form 8-K. The information reported under Items 1.02 and 2.03 with respect to the LaSalle Agreement and the Amended Loan Agreement is incorporated into this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 1, 2007, in connection with the LaSalle Loan Agreement, Concur prepaid and terminated its existing Amended Loan Agreement with Comerica. The Amended Loan Agreement provided for a term loan of up to $14 million and a revolving loan for up to $8 million. As of June 1, 2007 under the Amended Loan Agreement, Comerica had outstanding loans with an aggregate principal amount of approximately $11.1 million. The information reported under Items 1.01 and 2.03 with respect to the LaSalle Agreement and the Amended Loan Agreement is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2007, Concur incurred an aggregate principal amount of approximately $11.4 million of indebtedness for a revolving loan under the LaSalle Agreement. Such indebtedness was used to prepay all amounts outstanding and owed to Comerica under the Amended Loan Agreement as of June 1, 2007. The information reported under Items 1.01 and 1.02 with respect to the LaSalle Agreement and the Amended Loan Agreement is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.01	Credit Agreement dated as of June 1, 2007 among Concur Technologies, Inc. and LaSalle Bank National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONCUR TECHNOLOGIES, INC.

Date: June 7, 2007	By:	/s/ John F. Adair
John F. Adair,
Chief Financial Officer (principal financial officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.01	Credit Agreement dated as of June 1, 2007 among Concur Technologies, Inc. and LaSalle Bank National Association